Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2009 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Transcend Services, Inc. on Form 10-K to its shareholders for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of Transcend Services, Inc. on Form S-3, file number 333-162106, as amended, of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Atlanta, Georgia

November 19, 2009